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As filed with the Securities and Exchange Commission on January 8, 2003

Registration No. 333-99469

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

TO

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Wave Systems Corp.
(Exact name of registrant as specified in its charter)

Delaware	13-3477246
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

480 Pleasant Street
Lee, Massachusetts 01238
(413) 243-1600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Steven Sprague
President and Chief Executive Officer
Wave Systems Corp.
480 Pleasant Street
Lee, Massachusetts 01238
(413) 243-1600
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copy to:

Neil W. Townsend, Esq.
Bingham McCutchen LLP
399 Park Avenue
New York, New York 10022-4689
(212) 705-7700

Approximate date of commencement of proposed sale to public: At such time or times after the Registration Statement becomes effective as the Selling Holders may determine.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If the delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Class A Common Stock, $.01 par	1,700,000 Shares	$1.28	$2,176,000	$200

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low prices reported on the Nasdaq National Market on December 31, 2002.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JANUARY 8, 2003

PROSPECTUS

        The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

1,700,000 Shares

WAVE SYSTEMS CORP.

Class A Common Stock

        This prospectus relates to 1,700,000 Shares of Class A common stock, par value $.01 per share, of Wave Systems Corp. We are registering these shares on behalf of Redwave, plc. to be offered and sold by it from time to time. We are not selling any of these shares and will not receive any proceeds from the sale of these shares. Our Class A common stock trades on The Nasdaq National Market under the symbol "WAVX". The last reported sales price of our Class A common stock on December 31, 2002 was $1.33 per share.

Investing in our Class A common stock involves a high degree of risk. See "Risk Factors" beginning on page 2

        Neither the Securities and Exchange Commission nor any state securities commission has approved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 8, 2003.

Table of Contents

Prospectus Summary	1
Risk Factors	2
Use Of Proceeds	9
Selling Security Holder	9
Plan Of Distribution	10
Legal Matters	11
Experts	11
Incorporation Of Certain Documents By Reference	13
Item 14. Other Expenses Of Issuance and Distribution	II-1
Item 15. Indemnification of Directors and Officers	II-1
Item 16. Exhibits And Financial Statements And Schedules	II-3
Item 17. Undertakings	II-3

PROSPECTUS SUMMARY

        The following is a summary, and should be read as such. This summary is qualified by more detailed information appearing in other sections of the prospectus and the documents incorporated herein by reference, and should be read in conjunction with, the more detailed information and financial information and statements incorporated by reference in this prospectus. Wave Systems Corp. is a development stage company. We have not realized any significant revenues in any quarter since we began our operations in 1988. We do not expect to realize significant revenues for at least the next two fiscal quarters, or until we are successful with our strategy which is to achieve broad market acceptance of our technology as a standard platform for the secure delivery of electronic content, and security services and to build a network of services for this platform. Revenues have been nominal in relation to our expenditures due to the highly complex nature of the technology that we are developing and the early stage nature of the market for products that utilize this technology. As a result, we have experienced a slow pattern of corporate development. You should carefully consider the factors set forth under the caption "Risk Factors".

        You should rely only upon the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with additional information or information that is different. This prospectus is not an offer to sell or an invitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to do so. The information contained in this prospectus is accurate as of its date, regardless of the time of the delivery of this prospectus or of any sale of the Class A common stock; changes may have occurred since.

The Company

        Wave Systems Corp. develops, produces and markets hardware and software based digital security products for the Internet and e-commerce. Wave's technology involves the use of encryption, which is the process of making data indecipherable. Our products are designed to secure and protect from unauthorized users, digital information such as users' personal information and content such as music, software, computer games and video.

        We began our operations on August 12, 1988 with the concept of developing a means to securely meter digital content and report usage data back to a centralized processing and clearing house that tracks the usage, charges the user and distributes royalties to the publishers of that content; a process known as digital rights management. We have since expanded and modified our technology from a single purpose security chip to our patented, open and programmable digital security infrastructure known as the EMBASSY (EMBedded Application Security SYstem) Trust System (the "ETS"). In addition, we have added to our product offerings a broadband solution for the delivery of rich content such as video and computer games using an internet multicasting model; and digital document signing and storage software that enable legally binding digital signatures to be imbedded onto digital documents with secure storage and management capabilities of those digitally signed documents. We expect our current products to remain our primary business focus. Wave currently holds twelve patents involving methods for securing digitally stored information and content.

        We own or have rights to trademarks or tradenames that we use in conjunction with the offering of our products. Embassy®, WaveMeter®, WaveNet®, Great Stuff Network™, Second Shift® (the Wave juggler logo), WaveCommerce™, Wave Interactive Network™, WINPublish™, WINPurchase™, CablePC™, WaveDirect®, MyPublish™, CharityWave®, SmartSignature™, SmartSafe™, SignOnLine™ and N*Click™ are trademarks or registered trademarks used by us. All other trademarks and tradenames referred to in this prospectus are the property of their respective owners.

        Wave was incorporated in Delaware on August 12, 1988 and was known previously as Indata Corp. Wave changed its name to Cryptologics International, Inc. on December 4, 1989; and to Wave Systems Corp. in January 1993. The principal executive offices are located at 480 Pleasant Street, Lee, Massachusetts 01238, and the telephone number is (413) 243-1600.

The Offering

Common Stock to be registered	1,700,000
Class A Common Stock to be outstanding after this Offering	51,771,918 Shares
Use of Proceed	The Company will not receive any proceeds from the sale of common stock by the selling shareholder (See Selling Security Holder on page 12)
NASDAQ symbol	WAVX

        Wave is making this offering pursuant to a share purchase agreement entered into in connection with the issuance of Class A common stock to Redwave plc. ("Redwave") which were issued to Redwave upon the acquisition by Wave of all of the outstanding capital stock of GlobalWave Limited on July 24, 2002.

Risk Factors

        We have a history of net losses and expect net losses will continue. If we continue to operate at a loss, our business will not be financially viable.

        We have experienced significant losses and negative cash flow from operations since our inception. We have not realized a net operating profit in any quarter since we began our operations, nor have we generated any significant operating revenue, as our products have not yet attained commercial acceptance. This is due primarily to the early stage nature of the digital security industry in which we operate. As of September 30, 2002, we had a deficit accumulated during the development stage of approximately $223.2 million and working capital of approximately $15.9 million. Given the lack of significant sales of our products and services, there is little basis for evaluating the financial viability of our business and our long-term prospects. You should consider our prospects in light of the risks, expenses and difficulties that companies in their earlier stage of development encounter, particularly companies in new and rapidly evolving markets, such as digital security and online commerce.

        To achieve profitability we must, among other things:

  •
  Convince personal computer manufacturers and distributors of movies, games, financial information and other digital data and electronic content over the Internet to modify their offerings to be used with our products and services;
  •
  Convince consumers to choose to order, purchase and accept products using our products and services;
  •
  Continue to maintain the necessary resources, especially talented software programmers;
  •
  Develop relationships with personal computer manufacturers and computer systems integrators to facilitate and to maximize acceptance of our products and services; and
  •
  Raise additional capital to support our operations until we can generate sufficient revenues and cash flows.

        If we do not succeed in these objectives, we will not generate revenues; hence, our business will not be sustainable.

        We may not be able to fund our operations.

        Since we began our operations, we have incurred net losses and experienced significant negative cash flow from operations. This is due to the early stage nature of market development for our products and services and the digital security industry as a whole. Wave expects to continue to incur substantial additional expenses associated with continued research and development and business development activities that will be necessary to commercialize our technology. This will likely result in significant losses for the foreseeable future. Considering our current cash balance and Wave's projected operating cash requirements, we anticipate that our existing capital resources will be adequate to satisfy our cash flow requirements into the second quarter of 2003. In order to fund our business beyond the second quarter of 2003, it will be necessary for us to raise additional capital. Wave is uncertain as to the availability of financing from other sources to fund any cash deficiencies. Even if we are successful in raising additional capital, uncertainty with respect to Wave's viability will continue until we are successful in achieving our objectives. Furthermore, although we may be successful at achieving our business objectives, a positive cash flow from operations may not ultimately be realized unless we are able to sell our products and services at a profit. Given the early stage nature of the markets for our products and services, considerable uncertainty exists at to whether or not Wave's business model is viable.

        Wave continues to evaluate additional financing options and may therefore elect to raise capital, from time to time, through equity or debt financings in order to capitalize on business opportunities and market conditions and to insure the continued development of our technology, products and services. We do not know if additional financing will be available or that, if available, it will be available on favorable terms. If we issue additional shares of our stock, our stockholders' ownership will be diluted, or the shares issued may have rights, preferences or privileges senior to those of our common stock. If we do not have adequate funds, we will be unable to continue our operations, develop or enhance our products, take advantage of future opportunities or respond to competitive pressures. Therefore, if we are not able to raise additional capital we may be unable to continue as a going concern.

        We are in the early stage of development.

        The market for our products and services is still developing and is continually evolving. Wave's offering represents a highly complex architecture designed to solve many of the security issues currently present with e-commerce and with computer systems in general such as identity theft, fraudulent transactions, virus attacks, unauthorized access to restricted networks and other security problems that users of computer systems generally encounter. Our business will suffer if the market does not accept the value proposition that we perceive to be present in our products and services. Sufficient demand for our products and services may never materialize if:

  •
  providers that offer products or information in electronic form via the Internet or other digital media and/or personal computer manufacturers do not recognize the need for an open, programmable hardware security architecture such as the technology that we have developed and continue to evolve;
  •
  providers that offer products or information in electronic form via the Internet or other electronic media do not modify their business model to allow for the added cost associated with implementing our technology;
  •
  users reject our technology because of its complexity and due to the increased training that may be required to implement the products; or
  •
  competitors develop products or services that are capable of achieving the same results as Wave's at a lower cost and with less complexity.

        To be successful, we must, among other things, prove that our technology adds value, respond to any competitive developments, continue to attract, retain and motivate qualified personnel, and market our technology effectively. Moreover, Wave's technology involves a new approach to conducting business and exchanging information using computer systems and, as a result, intensive marketing and sales efforts have been and will continue to be necessary in order to generate demand for products using Wave's technology. For example, enterprises that have already invested substantial resources in other methods of securing their data or content may be reluctant or slow to adopt a new approach that may replace, limit or compete with their existing systems. If the cost of achieving market acceptance for our system is greater than our capital resources and access to additional capital, our business may not be viable.

        Our technologies have not been accepted as standards. Standards for trusted computing are still evolving. To be successful, we must obtain acceptance of our technologies, or modify our products and services to meet whatever industry standards ultimately develop. If we fail to do either, we will not be successful in commercializing our technology; and therefore, we will not generate sales to fund our operations and develop into a self-sustaining, profitable business.

        An increasing number of market entrants have introduced or are developing products and services that compete with Wave's. Critical issues concerning the Internet remain unresolved and may limit the growth of electronic commerce. Delays in the deployment of improvements to the infrastructure for Internet access, including higher speed modems and other access devices, also could hinder the development of the Internet. Wave's business model depends on achieving a widespread deployment of many millions of devices containing our EMBASSY technology and multiple applications being deployed, and thus, will require a broad acceptance of new and substantially different methods of conducting business and exchanging information via the internet. Therefore, if use of the Internet does not continue to grow, our business model may not be viable.

        For all of these reasons, it remains uncertain as to whether the market for digital security products and services will continue to grow, our technologies will be generally accepted as a standard model for digital security, or whether a significant market for our products and services will emerge.

        Rapid technological change has a profound effect on our business.

        Because the market in which we operate is characterized by rapidly changing technology, changes in customer requirements, frequent new product, service introductions and enhancements, and emerging industry standards, our success will depend, among other things, upon our ability to improve our products, develop and introduce new products and services that keep pace with technological developments, remain compatible with changing computer system platforms, respond to evolving customer requirements and achieve market acceptance on a timely and cost effective basis. If we do not identify, develop, manufacture, market and support new products and deploy new services effectively and timely, our business will not grow, our financial results will suffer, and we may not have the ability to remain in business.

        We may have compatibility issues.

        The ETS is adaptable to most present modes for the delivery of products and information in electronic form, such as CD-ROMs, the Internet and telecommunications devices. However, these modes of product and information delivery in electronic form may be replaced by other distribution technologies that are not compatible with our technology.

        The Internet and online commerce over the Internet are at an early stage of development and are rapidly evolving. While the Internet is expected to experience substantial growth in the number of users and amount of traffic, Internet infrastructure may not continue to support the increasing demands placed on it by this growth. Break-downs and slow-downs in Internet traffic may slow expansion of its use. Further, the costs of use of the Internet could increase to a degree that reduces its attraction as a platform for electronic commerce.

        Adequate Internet infrastructure and increased online commerce are necessary for us to succeed. If the Internet infrastructure and complementary services are unable to support growth, our business will not develop.

        We encounter risks relating to security, system disruptions and computer infrastructure.

        Although we have implemented in our products various security mechanisms, our products and services may nevertheless be vulnerable to break-ins, piracy and similar disruptive problems caused by Internet users. Any of these disruptions would harm our business. Advances in computer capabilities, new discoveries in the field of security, or other developments may result in a compromise or breach of the technology we use to protect products and information in electronic form. Computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through the computer systems of users of our products, which may result in significant liability to us and may also deter potential customers.

        The security, piracy and privacy concerns of existing and potential customers and electronic content providers, as well as concerns related to computer viruses, may inhibit the growth of the Internet marketplace generally and our potential customer base and revenues in particular. A party who is able to circumvent our security measures could misappropriate proprietary electronic content or cause interruptions in our operations and those of our strategic partners. We may be required to expend significant capital and other resources to protect against security breaches or to alleviate problems caused by breaches. Our attempts to implement contracts that limit our liability to our customers, including liability arising from a failure of security features contained in our products and services, may not be enforceable. We currently do not have product liability insurance to protect against these risks.

        Competition and competing technologies may render some or all of our products non-competitive or obsolete.

        Our competitors may be able to develop products and services that are more attractive to customers than our products and services. Many of our competitors and potential competitors have substantially greater financial, technical and marketing resources than we have. Also, many current and potential competitors have greater name recognition and larger customer bases that could be leveraged to enable them to gain market share or product acceptance to our detriment. Our products compete with conventional information delivery systems, including on-line services, subscription services on CD-ROM, and services on the Internet. We are also aware of other content metering systems that compete directly with our Commerce System, and other current and evolving technologies that provide some of its functionality. Wave's ETS is subject to competition from producers of hardware-based controllers. We compete with producers of software unlocking systems such as Rainbow Technologies, Inc. and Portland Software. In addition to small companies dedicated to specific solutions, many large information industry companies are forming alliances and attempting to take advantage of the information delivery options offered by the Internet. Wave's products also compete with electronic commerce payment technologies developed and offered by IBM infoMarket Service, Broadvision Inc., Connect, Inc. and Verisign, Inc.    In addition, Wave competes with other producers of digital security products including RSA Security, Inc., Aladdin Knowledge Systems, Inc., Ingenico, S. A. and Watchguard Technologies Inc.

        Other companies have developed or are developing technologies that are, or may become, the basis for competitive products in the field of security and electronic content distribution. Some of those technologies may have an approach or means of processing that is entirely different from ours. Existing or new competitors may develop products that are superior to ours or that otherwise achieve greater market acceptance than ours. Due to Wave's early stage, and lower relative name recognition compared to many of our competitors and potential competitors, our competitive position in the marketplace is vulnerable.

        We have a high dependence on relationships with strategic partners.

        Due in large part to Wave's early stage and lower name recognition, we depend upon strategic partners such as large, well established personal computer manufacturers and computer systems' integrators to establish an installed base of EMBASSY® devices sufficient to convince content providers to use our Commerce System for delivery of their content and to promote the widespread use of the ETS as a means to secure data over the Internet and other enterprise computer networks. We are dependent upon semiconductor companies to manufacture functioning EMBASSY® chips, one of the key elements of the ETS, in sufficient numbers and at a low enough cost to enable us to convince manufacturers of personal computers to incorporate the EMBASSY® chip. We are dependent upon electronic content owners to modify their products to be used with the ETS. These partners may choose not to use our technology and could develop or market products or technologies that compete directly with us. We cannot predict whether these third parties will commit the resources necessary to achieve broad-based commercial acceptance of our technology. Any delay in the use of our technology by these partners could impede or prohibit the commercial acceptance of our products. We have no binding commitments from any of our strategic partners, and there can be no assurance that we will be able to enter into definitive agreements or that the terms of such agreements will be satisfactory.

        Product defects, development or manufacturing delays.

        We may experience continued delays in the development and evolution of our products or the software, hardware and computing systems underlying our services. If we are unable to successfully develop products that use our technology, our technology will not be commercially viable. In addition, despite testing by us and potential customers, it is possible that our products may nevertheless contain defects. Development delays or defects could have a material adverse effect on our business if such defects and delays result in our inability to meet the market's demand. Also, manufacturing delays or our ability to procure products on a timely basis may limit our ability to sell products.

        If we lose our key personnel, or fail to attract and retain additional personnel, we will be unable to continue to develop our products and technology.

        We believe that our future success depends upon the continued service of our key technical and management personnel and on our ability to attract and retain highly skilled technical, management, sales and marketing personnel. We are particularly dependent on the skills and contributions of several key individuals, including Peter J. Sprague and Steven Sprague, each of whom may voluntarily terminate their employment with Wave at any time and whose departure would have a material adverse effect on our business. We do not have "key person" life insurance policies on any of our employees. Our industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. There can be no assurance that our current employees will continue to work for us or that we will be able to hire any additional personnel necessary for our growth. Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for these employees can be intense. We may not be able to attract, assimilate or retain qualified technical and managerial personnel in the future, and the failure of us to do so would have a material adverse effect on our business.

        We have a limited ability to protect our intellectual property rights and others could infringe on or misappropriate our proprietary rights.

        Our success depends, in part, on our ability to enjoy or obtain protection for our products and technologies under United States and foreign patent laws, copyright laws and other intellectual property laws and to preserve our trade secrets. We cannot assure you that any patent owned or licensed by us will provide us with adequate protection or will not be challenged, invalidated, infringed or circumvented.

        We rely on trade secrets and proprietary know-how, which we protect, in part, by confidentiality agreements with our employees and contract partners. However, our confidentiality agreements may be breached, and we may not have adequate remedies for these breaches. Our trade secrets may also otherwise become known or be independently discovered by competitors. We also rely on intellectual property laws to prevent the unauthorized duplication of our software and hardware products. While we have and will continue to protect our software and our patented technology, intellectual property laws may not adequately protect our technology. We have registered trademark and service mark registrations with the United States Patent and Trademark Office for the marks WaveMeter and WaveNet, EMBASSY, Second Shift (the Wave juggler logo), WaveDirect and Charity Wave.    Wave intends to apply for additional name and logo marks in the United States and foreign jurisdictions, as appropriate, but we cannot assure you that federal registration of any of these trademarks will be granted.

        Claims that our technology may infringe proprietary rights of third parties could have a material adverse effect on our business.

        We are aware of four United States patents, each of which has some claim that, based upon what we currently know, covers certain material aspects of our technology. Therefore, the commercialization of our technology is subject to the rights of the holder of these patents unless we are able to invalidate or license such claims. Also, the holder of these patents or its licensees could seek to invalidate the claims of the patent that we have licensed and, therefore, be able to commercialize a technology similar to our technology. We can give no assurance that we would be successful in invalidating such claims or, in turn, avoid having our claims invalidated. Any proceeding involving the validity of these patents would be protracted and costly. If these other four patents are not invalid insofar as their claims relate to our technology, then we would require a license from the holder of these patents to commercialize our technology. Due to the uncertainty as to whether these other patents could be proved to be invalid, we have engaged in negotiations with the patents holder to obtain a license thereunder. As a result of these negotiations, Wave has entered into a license of limited rights to use these patents in connection with certain uses. Wave did not, however, obtain a general license to use such patents in connection with activities not connected with the licensor.

        Regulation of international transactions may limit our ability to sell our products in foreign markets.

        A variety of U.S. export control laws apply to our technology. We will require export licenses to export certain elements of our technology outside North America. We cannot assure you that we will be able to obtain licenses for our products. In addition, the regulation of electronic monitoring, transmitting payment instructions or audited usage and financial information varies from country to country. We may be subject to different statutory or regulatory controls in different foreign jurisdictions. Our technology may not be permitted in foreign jurisdictions. Violations of foreign regulations or regulation of international transactions could prevent us from being able to sell our products in international markets. Our success depends in large part to having access to international markets.

        Our stock price is volatile.

        The price of our Class A common stock has been and likely will continue to be subject to wide fluctuations in response to a number of events and factors, such as:

  •
  quarterly variations in operating results;
  •
  announcements of technological innovations, new products, acquisitions, capital commitments or strategic alliances by us or our competitors;

  •
  the operating and stock price performance of other companies that investors may deem comparable to us; and
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  news reports relating to trends in our markets.

        In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced significant price and volume fluctuations that often have been unrelated to the performance of the companies affected by these fluctuations. These broad market fluctuations may adversely affect the market price of our Class A common stock, regardless of our operating performance. Securities class action litigation has often been instituted against companies that have experienced periods of volatility in the market price for their securities. If we were to become the target of this kind of litigation, the cost in dollars and management attention could be substantial, and the diversion of management's attention and resources could have a material adverse affect on our business.

        We may be subject to conflicts of interest.

        Our Board of Directors has included, and is likely to include in the future, representatives of our strategic partners. It is possible that those corporations may be competing against us or each other, directly or indirectly. A director who also represents another company may voluntarily abstain from voting on matters where there could be conflicts of interest. Even if such a director does abstain, his presence on the Board could affect the process or the results of the Board's deliberations. We have adopted no policies or procedures to reduce or avoid such conflicts. If such conflicts of interest arise, they may have a materially adverse effect on our business.

        Disproportionate voting rights may affect our stock price.

        Our common stock is divided into two classes; Class A common stock and Class B common stock. Each class has different voting rights. The voting rights of our Class B common stock permit the holders of Class B common stock to block mergers or similar transactions that are not approved by our Board of Directors and other transactions submitted to stockholders if any person has acquired more than 20% of our outstanding Series A common stock. The disproportionate voting power enjoyed by the Class B common stock holders when voting on questions of control may dissuade a potential merger partner or acquirer, even if the majority of the Class A common stock holders wanted the merger or acquisition to occur, and could depress the market price of the Class A common stock.

        Governmental regulation may slow our growth and decrease our profitability.

        There are currently few laws or regulations that apply directly to the Internet. Because our business is dependent in significant respect on the Internet, the adoption of new local, state, national or international laws or regulations may decrease the growth of Internet usage or the acceptance of Internet commerce which could, in turn, decrease the demand for our products and services and increase our costs or otherwise have a material adverse effect on our business.

        Tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce. New state tax regulations may subject us to additional state sales, use and income taxes.

        Our anti-takeover provisions may discourage future acquisitions and depress our stock price.

        In addition to the anti-takeover effect of the voting rights granted to the holders of our Class B common stock, a change of control may be delayed, deferred or prevented by certain provisions of our charter documents, as well as the Board of Directors' ability to issue shares of preferred stock without further vote or action by the stockholders. In addition, Delaware law restricts certain business combinations with any "interested stockholder", as defined. This statute may delay, defer, or prevent a change in control of our company. These provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain the approval of our Board of Directors. Certain of these provisions may discourage a future acquisition not approved by our Board of Directors in which you might receive an attractive value for your shares or that a substantial number or even a majority of our stockholders might believe to be in their best interest. As a result, stockholders who desire to participate in such a transaction may not have the opportunity to do so. All of these factors may depress the market price of our Class A common stock.

Use Of Proceeds

        The selling stockholder will receive all of the net proceeds from sales of the Class A common stock sold pursuant to this prospectus.

Selling Security Holder

        An aggregate of 1,700,000 Shares of Class A common stock are being registered in this offering for the account of the selling stockholder. These shares were issued July 24, 2002 in connection with the acquisition from Redwave (formerly Internet Technology Group, plc. ("ITG")) of all of the outstanding capital stock of GlobalWave Limited, which owns the entire issued share capital of Wave Europe Limited and The Hub Post Productions Limited. Redwave is a wholly owned subsidiary of GlobalWave Group plc, a public company residing in the United Kingdom. GlobalWave Limited was a joint venture between Wave and Redwave that was established in July of 1997 to promote and commercialize Wave's technology in certain European, African and Middle Eastern markets. Initially, Wave acquired 25% of GlobalWave Limited and received $5 million in cash in exchange for granting a license to distribute Wave's technology in these markets. Also, in connection with the joint venture and license agreement referred to above, Wave was granted a warrant to purchase 1,000,000 shares of common stock of ITG at fair market value in exchange for granting to ITG, a warrant to purchase 1,000,000 shares of Wave common stock at fair market value. In November 1999, Wave exercised its warrant to acquire 1,000,000 common shares of ITG for an aggregate purchase price of $1,620,000. Also during 1999 ITG exercised its warrant to acquire 1,000,000 Wave common shares yielding total proceeds to Wave of $1,750,000. In February 2000, Concentric Network Corporation ("Concentric") acquired ITG. As a result, Wave received a distribution of $2,162,457 in cash and 83,910 shares of Concentric common stock. Subsequently, Concentric was acquired by XO Communications, Inc. ("XO"), whereby Wave's 83,910 shares of Concentric were converted into 107,975 shares of XO common stock. Also, in connection with the acquisition of ITG by XO, certain assets of ITG, including ITG's interest in GlobalWave Limited and the 1,000,000 shares of Wave common stock that it acquired through the exercise of their warrant, were distributed to Redwave. In June 2000, Wave entered into an agreement with Redwave whereby it increased its ownership of GlobalWave Limited from 25% to 40% in exchange for a new technology license granted to GlobalWave Limited that updated the original license for technological developments since the granting of the original license; and received additional "B" shares in GlobalWave Limited to bring its total holdings in GlobalWave Limited to 400,000 B shares, or a 40% interest. Pursuant to the June 2000 agreement, Redwave contributed $7.5 million in cash and 500,000 shares of Wave class A common stock to GlobalWave Limited; and received additional "A" shares in GlobalWave Limited to bring its total holdings in GlobalWave Limited to 600,000 shares, or a 60% interest. In October 2000, Wave entered into an agreement with Redwave to invest approximately $5.7 million in GlobalWave Limited which was contributed over the period of October 2000 through February 2002, in the form of development services valued at approximately $2.1 million and $3.6 million in cash, in exchange for an additional 40,000 "B" shares of GlobalWave Limited. Pursuant to this same agreement, Redwave was issued an additional 60,000 "A" shares in exchange for converting a note for approximately $8,552,000 and contributing cash of approximately $48,000.

        We agreed to, as reasonably practicable but in any case not later than sixty days after the date set for completion in accordance with the terms of a share purchase agreement, grant registration rights with respect to these shares. We agreed to bear expenses, other than fees and expenses of counsel to the selling stockholder, in connection with the registration and sale of these shares. See "Plan of Distribution."

        The following table sets forth the name of the selling stockholder, the number of shares of Class A common stock the selling stockholder beneficially owns, the number of shares which may be offered for resale pursuant to this prospectus, and the number of shares that will be owned by the selling stockholder after the completion of this offering.

        As of September 30, 2002, there were 51,766,918 shares of Class A common stock outstanding. The shares offered by this prospectus may be offered from time to time, in whole or in part, by the selling stockholder or its transferee. The selling stockholder was the owner of a 60% interest in GlobalWave Limited, a joint venture between Wave and the selling stockholder (see discussion above). The shares being registered in this offering were issued to effectively buy out the selling stockholder's interest in GlobalWave Limited. Other than the transactions described above, there have been no material transactions between Wave and the selling security holder during the past three years.

        The information included below is based upon information provided by the selling stockholder. Because the selling stockholder may offer all, some or none of their shares, we cannot provide a definitive estimate as to the number of shares that the selling stockholder will hold after the offering.

        Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, shares of common stock subject to options or warrants held by that person that are currently exercisable or become exercisable within 60 days following January 7, 2003 are deemed outstanding ("Currently Exercisable Option/Warrant Shares"). Unless otherwise indicated, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Selling Security Holder	Shares Beneficially Owned Prior to the Offering	Shares Being Offered	Number of Shares Beneficially Owned After the Offering
Redwave plc	1,700,000	1,700,000	0

Plan Of Distribution

        We are registering the shares of Class A common stock offered in this prospectus on behalf of the selling stockholder. As used in this prospectus, the term selling stockholder includes pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholder as a gift, partnership or liquidating distribution or other non-sale related transfer after the date of this prospectus. We will pay all expenses of registration of the shares offered, except for taxes or underwriting fees, discounts, selling commissions and legal fees of the selling stockholder. The selling stockholder will pay any brokerage commissions and similar selling expenses attributable to the sale of the shares. We will not receive any of the proceeds from the sale of the shares by the selling stockholder.

        The selling stockholder may sell the shares from time to time in one or more types of transactions, including block transactions, on one or more exchanges, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of the shares, or a combination of these methods of sale. The selling stockholder may sell its shares at market prices prevailing at the time of sale, or at negotiated prices.

        The selling stockholder may use brokers or dealers to sell its shares. As of the date of this prospectus, we have not been advised by the selling stockholder that it has made any arrangements as to the distribution of shares covered by this prospectus.

        The selling stockholder may sell its shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom broker-dealers may act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions.

        The selling stockholder and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" as the term is defined in Section 2(11) of the Securities Act of

1933. Consequently, any commissions received by these broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

        Because the selling stockholder may be deemed to be an "underwriter" as defined in Section 2(11) of the Securities Act of 1933, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended.

        The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that it meets the criteria and conforms to the requirements of that Rule.

        Upon being notified by the selling stockholder that it has entered into any material arrangement with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933, regarding the plan of distribution.

        We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities arising under the Securities Act of 1933, or to contribute to payments which the selling stockholder may be required to make in respect hereof. The selling stockholder has agreed to indemnify us against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended.

Legal Matters

        The validity of the securities offered hereby will be passed upon for Wave by Bingham McCutchen LLP, New York, New York.

Experts

        The consolidated financial statements of Wave Systems Corp. and Subsidiaries (a development stage corporation) as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001 and for the period from February 12, 1988 (inception) through December 31, 2001 have been incorporated herein by reference and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

        We are subject to the periodic filing requirements of the Securities Exchange Act of 1934. Further to our obligations under the Exchange Act, we file reports, proxy and information statements and other information with the Securities and Exchange Commission. These reports, proxy and information statements and other information may be inspected and copied at the public reference facilities of the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials also can be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. The Securities and Exchange Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission (including Wave). The address of this site is http://www.sec.gov.

        We have filed a registration statement on Form S-3 with the Securities and Exchange Commission to register under the Securities Act of 1933 the securities that this prospectus offers. In accordance with the rules and regulations of the Securities and Exchange Commission, portions of the registration statement have been omitted from this prospectus. Therefore, this prospectus contains only some of the information in the registration statement. If you would like more information about Wave and the securities this prospectus offers, please refer to the registration statement, which is on file at the offices of the Commission. You may obtain copies of these documents upon payment of the fee, or you may examine them without charge at the offices or via the Web site. When we discuss other documents in this prospectus, we may not provide all of the information about or contained in those other documents. You should not rely upon this prospectus to provide a complete discussion of the contents of other documents. You should refer to those other documents yourself. Whenever we discuss the contents of other documents, we qualify our statements in all respects by reference to the applicable documents on file with the Commission.

        In addition to historical information, this prospectus and the registration statement contain forward-looking statements. These statements and projections about the future involve risks and uncertainties. As a result, we may not be able to accurately predict the future and our actual results may turn out to be materially different from what we anticipate and discuss in this prospectus. In addition, we operate in an industry segment where securities prices may fluctuate dramatically and may be influenced by regulatory and other factors beyond our control. We discuss the factors which we believe to be important in the cautionary statements that accompany the forward-looking statements and in the risk factors section of this prospectus. Whenever you assess a forward-looking statement in this prospectus, we urge you to read carefully all of the risk factors and cautionary statements in this prospectus, as well as those in our other filings with the Securities and Exchange Commission.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate into this prospectus information we file with the SEC in other documents. The information incorporated by reference is considered to be part of this prospectus and information we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until all of the shares of common stock that are part of this offering have been sold. The documents we have incorporated by reference are:

        our Annual Report on Form 10-K for the year ended December 31, 2001;

        our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

        our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

        our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002; and

        the description of our common stock contained in our Registration Statement on Form 8-A.

        You may request a copy of these filings at no cost by writing or telephoning Wave Systems Corp., 480 Pleasant Street, Lee, Massachusetts 01238, (413) 243-1600.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        Expenses of the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

Description	Amount
Sec Registration Fee	$200
NASD Fee	718
Legal Fees	10,000
Independent Accountant Fees	20,000
Printing Fees	10,000

Total	$40,918

Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

        The Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated By-laws of the Company provide for indemnification of officers and directors of the Company and certain other persons against liabilities and expenses incurred by any of them to the fullest extent authorized by the Delaware General Corporation Law in certain stated proceedings and under certain stated conditions.

        The indemnification provisions relating to officers and directors of the Registrant are as follows:

        The Registrant's Amended and Restated Charter provides as follows:

EIGHTH.  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitations on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

NINTH.  The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        Article XII of the Registrant's Restated By-Laws provides as follows:

        (a)  Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (b) hereof with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise.

        (b)  Right of claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the corporation within sixty days after a written claim has been received by the corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty days, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation.

        (c)  Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, By-law, agreement, vote of stockholders or disinterested directors or otherwise.

Item 16. EXHIBITS AND FINANCIAL STATEMENTS AND SCHEDULES

Exhibit No.	Description of Exhibit
5.1	Opinion of Bingham McCutchen LLP with respect to the legality of the shares being offered
23.1	Consent of Bingham McCutchen LLP (included as part of Exhibit 5 hereto)
23.2	Consent of KPMG LLP, Independent Certified Public Accountants
24	Power of Attorney (included on the signature page hereto)
99.1*
Form of Share Purchase Agreement dated June 19, 2002, by and among Redwave plc, GlobalWave Group plc and Wave Systems Corp. (Incorporated by reference to Wave's Registration Statement on Form S-3 filed on September 12, 2002 File No. 333-99469) ).
99.2*
Form of Subscription Agreement dated as of June 19, 2002, of Wave Systems Corp. (Incorporated by reference to Wave's Registration Statement on Form S-3 filed on September 12, 2002 File No. 333-99469)).

*Incorporporated by reference

(b)
Financial Statement Schedules:

  All schedules have been omitted since they are either not required or not applicable.

Item 17. UNDERTAKINGS

        The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (3)  To request for acceleration of the effective date of this registration statement and any amendments thereto.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

        In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act or 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Lee, Commonwealth of Massachusetts, on the 7th day of January, 2003.

WAVE SYSTEMS CORP.
By:	/s/ STEVEN K. SPRAGUE Name: Steven K. Sprague Title: President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Peter J. Sprague and Steven Sprague and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PETER J. SPRAGUE Peter J. Sprague	Chairman	January 7, 2003
/s/ STEVEN K. SPRAGUE Steven K. Sprague	President, Chief Executive Officer and Director	January 7, 2003
/s/ JOHN E. BAGALAY, JR. John E. Bagalay, Jr.	Director	January 7, 2003
/s/ GEORGE GILDER George Gilder	Director	January 7, 2003
/s/ JOHN E. MCCONNAUGHY, JR. John E. McConnaughy, Jr.	Director	January 7, 2003
/s/ NOLAN BUSHNELL Nolan Bushnell	Director	January 7, 2003
/s/ GERARD T. FEENEY Gerard T. Feeney	Senior Vice President, Finance and Administration, Chief Financial Officer and Secretary (Principal Financial Officer, Principal Accounting Officer and Duly Authorized Officer of the Registrant)	January 7, 2003

QuickLinks

Form S-3
PROSPECTUS
Table of Contents
PROSPECTUS SUMMARY
The Company
The Offering
Risk Factors
Use Of Proceeds
Selling Security Holder
Plan Of Distribution
Legal Matters
Experts
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Item 16. EXHIBITS AND FINANCIAL STATEMENTS AND SCHEDULES
Item 17. UNDERTAKINGS
SIGNATURES
POWER OF ATTORNEY